EXHIBIT 99

Set forth below is a stock performance graph comparing the yearly total return on our stock with (a) the cumulative total return on stocks included in the Industry Group 419 – Savings and Loan Index, prepared and published by Hemscott, Inc., and (b) the cumulative total return on stocks included in the NYSE Market Index, prepared and published by The New York Stock Exchange. The information provided is from December 31, 2001 through December 31, 2006.

The graph assumes $100 invested on December 31, 2001 with dividends reinvested.

	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005	12/31/2006
FirstFed Financial	100.00	112.95	169.72	202.38	212.72	261.30
Savings & Loans	100.00	117.85	163.92	181.54	185.46	211.94
NYSE Market Index	100.00	81.69	105.82	119.50	129.37	151.57

It should be noted that this graph represents historical stock price performance and is not necessarily indicative of any future stock price performance. We will not make or endorse any predictions as to the future stock performance.

THE FOREGOING PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SEC OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.